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                                                                   EXHIBIT 10.14



             AGREEMENT FOR PROCESSING AND REPRICING MEDICAL CLAIMS


         Electronic Transmission Corporation ("ETC") and WAL-MART ("WM") entered into an agreement on March 5, 1996 for processing medical claims on a temporary basis. The parties now wish to replace that agreement with a long term contract. Therefore, the parties agree as follows:

1. ETC agrees to allow the necessary equipment to remain on site at WM to scan, in its discretion, HFCA 1500 and UB 92 medical claim forms and to capture images of each to be sent to ETC.
2. The equipment provided will be the same as provided to WM by ETC in its previous contract, with the addition of telecommunications equipment for high speed data transfer.
3. If WM chooses to continue to send claims on disk, ETC will supply WM with a two week supply of disks for use in sending claims and will return the disk each day after the claims have been collected by ETC.
4. ETC agrees that it will take the images delivered to it on disk or via telecommunication, extract the data required for WM's claims system, make needed corrections, reformat the data and send it electronically back to WM for processing and claims payment.
5. As previously agreed, WM will provide complete data base tables for providers and members to ETC and to keep those tables up to date, by sending copies of changes made periodically to ETC along with the disks containing the claims.
6. ETC agrees to work to connect the claims flow to the different PPOs used by WM, initially CCN, Complete Health and others as requested by WM. In the case of claims going out to PPOs for repricing, WM will provide to ETC a means by which to determine which claims go to each PPO. Once ETC can determine where the claims go it will, before returning the data to WM, send the information required by the specific PPOs where such PPOs will work with ETC to receive and transmit data, collect the repricing information, combine it with the original claim data and provide the entire record back to WM electronically, so WM will be ready to adjudicate and pay the claims.
7. ETC agrees to install the equipment at WM and train operators to effectively image the claims to be sent to ETC. ETC will provide an onsite priority service contract from Bell & Howell which calls for onsite service within 4 hours of calling, but ETC cannot be responsible for actual response time. WM will pay all maintenance costs of the equipment provided and will indemnify ETC for any damage to or loss of that equipment and will carry adequate insurance to cover the damage to or loss of said equipment. ETC will do all within its ability to see that any service needed on the equipment is provided promptly, or provide additional equipment as needed to ensure that delays in service are not experienced by WM..
8. The exceptions to the standard data extraction that have been mutually agreed upon between WM Claims Administration and ETC are described on Exhibit "A" attached hereto and incorporated herein.

         ETC warrants its capability to perform the services described herein; however, quality performance by ETC is dependent upon the availability of the documentation requested and access to the WM network, facilities and personnel at the appropriate times in the process. ETC's obligation under this warranty is limited to the correction of any problems once notified of their existence. In no case shall ETC's liability for any claim processed exceed the fees paid for service relating to that claim.

         In exchange for the time spent on development, testing, and proving of the system to date, and with the further acquisition of equipment for the WM site, delivery setup, and training WM employees on the use of the equipment WM agrees to the following:
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         1.        WM will, in its discretion, use the equipment provided by ETC to process HCFA 1500 and UB 92 claim forms it receives, including processing any backlog claims waiting to be processed by WM claims reps.
         2. WM will provide all the necessary data base tables described in number 5 above and will provide daily changes to the system tables to ETC.
         3. While the equipment is onsite at WM, WM agrees that all of the equipment provided by ETC is and will remain the property of ETC.
         4. WM agrees to indemnify ETC for the cost of the equipment if the equipment is damaged, as a result of theft or damage of any kind other than normal wear and tear.
         5. WM acknowledges that the software associated with the system is the property of ETC and will not be copied or used on any computers for any reason.
         6. WM agrees to use the service for a minimum of two years from the Effective Date of this agreement.
         7. In order for ETC to be successful in getting the maximum number of claims through the WM system electronically, it will be necessary for ETC to link with as many of the PPO networks that provide repricing to WM as possible. ETC agrees that any fees collected from PPO networks for automation services will be immediately credited to the next WM invoice for services. Any fees charged to networks for repricing claims by ETC will not be credited to Wal-Mart's bill for service.
         8. WM hereby authorizes ETC (i) to take all actions contemplated hereunder including transmitting Claims on behalf of WM, and
                   (ii) to request and/or receive reports with respect to any such transmissions which are available from recipients of such transmissions or other parties.
         9. ETC agrees that all data related to this Agreement is considered confidential and shall not be disclosed without written consent of WM.

         It is agreed by both parties to this agreement that progress of the operations will be reviewed jointly at least monthly during the term of this agreement and the fees will be reviewed annually to determine if fees can be lowered. In no event may fees be increased..

                          Claim Services Fee Schedule

         ETC offers for the first year of this agreement the following sliding scale fee schedule on claims it processes for WM based on monthly volume:

         $1.00 per claim for 1st 50,000 claims per month
         $  .90 per claims for 2nd 50,000 claims per month
         $  .80 per claim for 3rd 50,000 claims per month
         $  .75 per claim for all claims in excess of 150,000 per month


        This Agreement represents the complete agreement of the parties with respect to the subject matter hereof and may be amended only in writing executed by the parties. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of a mutually agreed upon state.

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Electronic Transmission Corporation       WAL-MART


By:  L. Cade Havard                                         By:  Charles R. Rateliff
Title:  Chairman, CEO                                       Title:  Senior Vice President, Benefits Administration

Address:         5025 Arapaho Road, Suite 515               Address:         922 W. Walnut
                 Dallas, TX 75248                                            Rogers, AR 72756-3206

Phone:           (214) 980-0900                             Phone:           (501) 621-2559
Facsimile:       (214) 980-0929                             Facsimile:       (501) 621-2654

Effective Date:  September 1, 1996